Exhibit 99.1

Contact:
Eric Martin
Vice President of Investor Relations
(404) 745-2889

CARTER’S ANNOUNCES APPOINTMENT OF MICHAEL D. CASEY AS

CHIEF EXECUTIVE OFFICER EFFECTIVE AUGUST 1, 2008 AS

FREDERICK J. ROWAN, II ANNOUNCES HIS RETIREMENT

Atlanta, Georgia, June 11, 2008 / PRNewswire-FirstCall / — Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, announced today that Frederick J. Rowan, II is retiring as Chief Executive Officer and as a member of the Company’s Board of Directors, effective August 1, 2008.  The Company also announced today that Michael D. Casey, currently the Company’s Chief Financial Officer, has been appointed to succeed Mr. Rowan as the Chief Executive Officer effective that same date.

“This succession in leadership is the result of planning that our Board and I have been discussing over the last several years and provides Carter’s with strong leadership continuity,” said Fred Rowan. “I am very proud of what the Company has accomplished in building our industry-leading position over the last 16 years.  With the investments we have made in talent, our repositioning of the OshKosh brand, and the significant improvements we’ve made in our Retail segment, I believe the Company is well positioned for future growth.

“Mike’s leadership over the last 15 years and the breadth of his understanding of our products, our business, and the financial markets has earned him the full confidence of our Board, our employees, and our management team.  Mike is the right person to lead the next phase of our growth,” continued Mr. Rowan.

Mr. Rowan joined Carter’s in 1992 as President and Chief Executive Officer and became Chairman of the Board of Directors in October 1996.  During his tenure, Mr. Rowan led the Company through the development of additional brands and sub-brands, the acquisition of OshKosh B’Gosh, Inc., entry into the mass channel, improvements in operational disciplines, a move to 100% global sourcing, and significant investments in organizational capability.

 “It has been my privilege to work with Fred Rowan over the past 15 years, during which time he lead Carter’s transformation into a multi-brand and multi-channel industry leader,” said Mr. Casey.  “I am honored by the opportunity which Fred and the Board have given me.  We have great brands, outstanding employees, and a rich heritage.  I look forward to building on a strong foundation and working with our very talented leadership team.  I’m grateful to Fred for his many years of leadership, mentoring, and friendship.”

Mr. Casey joined Carter’s in 1993 as the Vice President of Finance and was named Chief Financial Officer in 1998.  Since becoming CFO in 1998, Mr. Casey has assumed additional leadership responsibility for the Company’s Human Resources, Information Technology, Investor Relations, and Legal functions and has served on the Company’s Executive Committee.  The Company is currently searching for a new CFO.

About Carter’s

Carter’s, Inc. is the largest branded marketer in the United States of apparel exclusively for babies and young children.  Carter’s markets its Carter’s and OshKosh B’Gosh brands, two of the most recognized brands in the marketplace.  These brands are sold in nearly 450 department store, national chain, and specialty store accounts, and through more than 390 Company-operated stores.  The Company also markets its products in 16 countries through international licensing arrangements.  Carter’s Child of Mine and Just One Year brands are available at Wal-Mart and Target, respectively. OshKosh’s Genuine Kids brand is sold at Target.  Carter’s is headquartered in Atlanta, Georgia.  Additional information is available at www.carters.com.

Cautionary Language

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results for fiscal 2008 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of our products in the marketplace; deflationary pressures on our prices; disruptions in foreign supply sources; negative publicity; our leverage, which increases our exposure to interest rate risk and could require us to dedicate a substantial portion of our cash flow to repay principal; changes in consumer preference and fashion trends; a decrease in the overall level of consumer spending; the impact of governmental regulations and environmental risks applicable to the Company’s business; our ability to adequately forecast demand, which could create significant levels of excess inventory; our ability to identify new retail store locations, and negotiate appropriate lease terms for our retail stores; our ability to improve the performance of our retail and OshKosh wholesale segments; our ability to attract and retain key individuals within the organization; failure to realize the revenue growth, cost savings and other benefits that we expect from our acquisition of OshKosh B’Gosh, Inc., which could impact the carrying value of our intangible assets; and seasonal fluctuations in the children’s apparel business. These risks are further described in our most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission under the heading “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.